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                                                                    EXHIBIT 10.7

                          EMPLOYEE TRANSITION AGREEMENT


         This Employee Transition Agreement relating to certain employment matters and employee benefit plans (this "Agreement") dated as of April 1, 2000 is made and entered into by and among Ford Motor Company, a Delaware corporation ("Ford") and Visteon Corporation, a Delaware corporation and a wholly owned subsidiary of Ford, ("Visteon"). Ford and Visteon are referred to herein individually as a "Party" and collectively as the "Parties".


                                    RECITALS

1. Ford has determined that it would be appropriate and beneficial to separate the activities now being conducted under the name of "Visteon Automotive Systems, an enterprise of Ford Motor Company," including those activities conducted by any entity in which Ford, directly or indirectly, owns or controls 50% or more of its stock or other equity interests (a "Subsidiary") and by any entity in which Ford, directly or indirectly, owns or controls less than 50% but more than 20% of its stock or other equity interests (an "Affiliate") which is aligned with such enterprise, which presently includes the Chassis Systems, Climate Control Systems, Interior and Exterior Systems, Energy Transformation Systems, Glass Division, and the Visteon Technology Office (collectively, with historic operations, including the former Automotive Products Operations, Automotive Components Division, Electronics, Plastics and Trim, Climate Control, Chassis, Electrical and Fuel Handling, and Glass Divisions, the "Business");

2. Ford has concluded that the separation of the Business from its automaking business would (i) alleviate competitive barriers to expanding the Business beyond sales to Ford, Ford Subsidiaries and Ford Affiliates, (ii) allow Ford to overcome competitive barriers to making purchases from third-party automotive suppliers, and (iii) enhance the Business' ability to attract employees and permit the Business to offer employee incentives more directly tied to the performance of the Business;

3. Ford has caused Visteon to be formed for the purpose of carrying on and conducting the Business;

4. Ford and Visteon have entered into various agreements, including a Master Transfer Agreement dated as of even date herewith, to effect the separation of the Business; and

5. The parties desire that Ford transfer to Visteon certain employees who are presently engaged in doing work for the Business and to provide for the orderly transition of employee benefit plans.

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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


1.01 "BENEFIT TRANSITION DATE" shall mean the first day of the month coincident with or preceding the Distribution Date except with respect to the Ford Flexible Benefits Plan shall mean June 1, 2000.

1.02 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

1.03 "DISTRIBUTION DATE" shall mean the date Ford will distribute to Ford shareholders all of the shares of Visteon common stock then owned by Ford.

1.04 "DOL"  shall mean the U.S. Department of Labor.

1.05 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.06 "FORD BUSINESS EMPLOYEES" shall mean

     (i) Persons who are enrolled on the Ford salaried payroll (U.S. or non-U.S) or enrolled on the Ford hourly payroll in non-U.S jurisdictions and who are actively at work at the Business the day prior to the Transfer Date including those on paid time off (i.e. Jury Duty Pay, Bereavement Pay, Short Term Military Pay, Vacation and Paid Holiday) and those on reduced or alternate work schedules, but excluding Ford employees who are on temporary assignment to the Business ("Active Ford Business Employees"); and

     (ii) Persons who are absent from such salaried or hourly employment as of the day prior to the Transfer Date on account of short term or long term disability leave or other approved leaves of absence, or layoff ("Inactive Ford Business Employees").

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1.07 "FORD RETIREE" shall mean a former Ford Business Employee, or a surviving spouse or beneficiary of a former Ford Business Employee, who had terminated service with Ford or Visteon and is receiving retirement benefits under a Ford sponsored retirement plan as of the Benefit Transition Date or who terminated employment with Ford or Visteon on or before the Benefit Transition Date and is eligible on the Benefit Transition Date to receive immediate or future retirement benefits (including deferred vested benefits) under the Ford sponsored retirement plan.

1.08 "GENERAL RETIREMENT PLAN" OR "GRP" shall mean the General Retirement Plan of Ford Motor Company and its participating subsidiaries.

1.09 "GLOBAL FORD BUSINESS EMPLOYEES" shall mean all employees of Ford or its Subsidiaries or Affiliates who are engaged in the conduct of the Business prior to the Transfer Date, including but not limited to

     (i)  Ford Business Employees; and

     (ii) Persons who are enrolled on the payroll of a Subsidiary or Affiliate of Ford engaged in the Business as of the Transfer Date, or persons who are no longer active but who had been employed by a Subsidiary or Affiliate engaged in the Business at any time prior to the Transfer Date ("Subsidiary Employees").

1.10 "GLOBAL VISTEON EMPLOYEES" shall mean all employees of Visteon or its subsidiaries or affiliates who are engaged in the conduct of the Business after the Transfer Date, including but not limited to

     (i)  Visteon Employees; and

     (ii) Subsidiary Employees who as a result of the transfer of Ford's interest in the Subsidiary or Affiliate to Visteon as of the Transfer Date, became employed by, or became the responsibility of, a subsidiary or affiliate of Visteon on the Transfer Date.

For purposes of this Agreement, Global Visteon Employees shall not include any employees hired directly by Visteon or its subsidiaries or affiliates after the Transfer Date.

1.11 "GROUP I EMPLOYEE" shall mean a U.S. Visteon Employee who as of the Benefit Transition Date is eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on the Benefit Transition Date.



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1.10 "GROUP II EMPLOYEE" shall mean a U.S. Visteon Employee who

     (i)   is not a Group I Employee;

     (ii) has as of the Benefit Transition Date a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and

     (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on the Benefit Transition Date within the period after the Benefit Transition Date equal to the employee's Ford service as of the Benefit Transition Date.

1.12 "GROUP III EMPLOYEE" shall mean any U.S. Visteon Employee who participates in the GRP other than a Group I or II Employee.

1.13 "IRS" means the U.S. Internal Revenue Service.

1.14 "OSHA" shall mean the Occupational Safety and Health Act of 1970, as amended.

1.15 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

1.16 "SFAS NO. 87" shall mean the Statement of Financial Accounting Standards No. 87.

1.17 "SFAS NO. 106" shall mean the Statement of Financial Accounting Standards No. 106.

1.18 "TRANSFER DATE" shall mean the date specified in the Master Transfer Agreement with respect to each entity or interest to be transferred pursuant thereto.

1.19 "VISTEON BALANCE SHEET" shall mean the balance sheet for Visteon Automotive Systems as of March 31, 2000, as prepared by Ford.

1.20 "VISTEON EMPLOYEES" shall mean

     (i) Active Ford Business Employees who are transferred to Visteon pursuant to the terms hereof and who are at work on the Transfer Date including those on paid time off (i.e., Jury Duty Pay, Bereavement Pay, Short Term Military Pay, Vacation Pay and Paid Holiday) and those on reduced or alternate work schedules; and

     (ii) Inactive Ford Business Employees or Ford Retirees on a disability retirement who are transferred to Visteon pursuant to the terms hereof on the Reinstatement Date or Disability Retiree Reinstatement Date.

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         For purposes of this Agreement, Visteon Employees shall not include any employees hired directly by Visteon after the Transfer Date, except for those specified in (ii) above.

1.21 "VISTEON RETIREE" shall mean a former Ford Business Employee, or a surviving spouse or beneficiary of a former Ford Business Employee, who became a Visteon Employee and who terminated service with Visteon after the Benefit Transition Date and is receiving retirement benefits under a Ford sponsored retirement plan and a Visteon sponsored retirement plan.



                                   ARTICLE II

                            EMPLOYMENT RESPONSIBILITY

2.01 EMPLOYEE CENSUS.

     On the Transfer Date, Ford shall provide Visteon a preliminary employee census ("Employee Census") containing the following information:

     (i)   a list of all Active Ford Business Employees by location;

     (ii)  a list of all Inactive Ford Business Employees by location;

     (iii) the job classification of each Ford Business Employee;

     (iv)  the Ford Service Date of each Ford Business Employee;

     (v)   the base monthly salary of each Ford Business Employee;

     (vi) the reason for any absence of any Ford Inactive Business Employee and the date any leave expires.

Ford shall finalize the Employee Census no later than thirty (30) days after the Transfer Date, subject to Visteon review. Ford shall not be responsible for providing Visteon an Employee Census of the Global Ford Business Employees.

2.02 EMPLOYMENT TRANSFER.

     Unless otherwise agreed, Ford shall transfer the employment of the Active Ford Business Employees to Visteon effective on the Transfer Date and the Active Ford Business Employees shall become Visteon Employees effective on the Transfer Date. Ford shall transfer to Visteon the employment of an Inactive Ford Business Employee who is recalled from layoff or other inactive status or requests reinstatement on or before the date such employee's leave of absence expires or as of the date such employee's medical disability ceases and such employee is released by their personal physician to return to their former position of employment or a comparable position consistent with any medical restrictions, as applicable (the "Reinstatement Date"). In addition, Ford shall transfer to Visteon employment responsibility for a Ford Retiree on

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a disability retirement ("Disability Retiree") on the date the medical disability ceases, such employee is released by their personal physician to return to their former position of employment or a comparable position consistent with any medical restrictions, and the retirement committee approves the return to work ("Disability Retiree Reinstatement Date"). The Transfer Date, the Reinstatement Date and the Disability Retiree Reinstatement Date shall be known as the "Employment Date". Notwithstanding the above, Visteon shall remain financially responsible for any costs incurred by Ford or its benefit plans and programs related to the Inactive Ford Business Employees between the Transfer Date and the Employment Date, and Visteon shall reimburse Ford for any such costs under a method to be mutually agreed by the Parties. A Ford Business Employee who is on an international service assignment to a non-Business activity as of the Distribution Date shall remain in such assignment until scheduled to return and shall return to the originating activity. A Ford employee who is on international service assignment to a Business activity as of the Distribution Date shall remain in such assignment until scheduled to return and shall return to the originating activity. Visteon or Ford, as applicable, shall reimburse the other for the costs of such employees after the Distribution Date under a method to be mutually agreed by the Parties.

2.03 RECOGNITION OF SERVICE.

     Visteon shall recognize, or shall cause its subsidiaries or affiliates to recognize, the Ford Service Date or Subsidiary Service Date, as applicable, of each Global Visteon Employee in determining years of service under the employee benefit plans and other compensation and benefit practices and polices of Visteon or its subsidiaries or affiliates both prior to the Benefit Transition Date and thereafter, except as otherwise provided in this Agreement.

2.04 COMPENSATION AND BENEFIT PLANS.

     Visteon shall pay each Global Visteon Employee at the same base salary rate or hourly rate as was applicable to them as a Global Ford Business Employee, and shall implement any merit, promotional or other increases that were scheduled to go into effect as of the Transfer Date. Effective on the Transfer Date, and except as otherwise provided in this Agreement, Visteon shall adopt the same benefit plans and programs for Visteon Employees as are in effect for Ford Business Employees as of the Transfer Date, and shall participate in the Ford employee benefit plans and programs as a participating subsidiary or its equivalent until the Benefit Transition Date. Visteon shall reimburse Ford for any such cost and expense consistent with the methods presently in effect for charging such expenses to participating subsidiaries or their equivalents using methodology consistent with U.S. GAAP and acceptable to both Parties. In addition, Visteon shall reimburse Ford for any costs and expense incurred prior to the Benefit Transition Date and that relate to Ford Retirees under an incentivized separation program. Effective on the Benefit Transition Date, and except as otherwise provided herein, Visteon shall adopt, or shall cause its subsidiaries or affiliates to maintain or adopt, benefit plans and programs for the U.S. Global Visteon Employees

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that are substantially comparable in the aggregate to those that were in effect on the day immediately preceding the Benefit Transition Date and shall continue such programs substantially in effect for at least four (4) years after the Distribution Date, provided, however, if Ford makes changes in the benefit plans and programs applicable to Ford employees during the four (4) year period, Visteon or its subsidiaries or affiliates, as applicable, shall be permitted, but shall not be required, to make a comparable change. The comparability period shall not be effective with respect to U.S. employees of Visteon who were hired as new hires by Visteon after the Transfer Date or with respect to non-U.S. Global Visteon Employees. Except as otherwise provided in this Agreement, Ford shall take such action as is necessary to eliminate Global Visteon Employees from Ford sponsored benefit plans and programs as of the Benefit Transition Date unless otherwise agreed by the Parties, and thereafter Global Visteon Employees shall have no rights under any such plans or programs.

2.05 PAID TIME OFF.

     Effective as of the Employment Date, each Global Visteon Employee shall retain the same paid time off eligibility they had under Ford's paid time off policy, or the policy of Ford's Subsidiaries or Affiliates. Any paid time off used by a Global Ford Business Employee in 2000 prior to the Employment Date shall be counted against such employee's entitlement as a Global Visteon Employee after the Distribution Date until December 31, 2000.

2.06 COLLECTIVE BARGAINING AGREEMENTS.

     Certain of the Ford Business Employees are covered under the terms of the collective bargaining agreements listed on Attachment A. Effective as of the Transfer Date, Visteon shall assume the obligation of Ford under the collective bargaining agreements applicable to such employees, and Ford shall be relieved of any further obligations under such agreements with respect to such employees. The Agreement Governing the Separation of the Ford Visteon Organization dated January 25, 2000 between Ford and the Ford European Works Council, attached hereto as Attachment B, shall apply to the Ford Business Employees represented by the Ford European Works Council, and Visteon agrees to abide by its terms.

2.07 REEMPLOYMENT RESTRICTION.

     Except with the consent of Visteon, Ford shall not hire any Global Visteon Employee during the period commencing as of the Distribution Date and terminating twelve months thereafter, unless otherwise required by law.

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                                   ARTICLE III

                             EMPLOYEE BENEFIT PLANS


3.01 U.S. QUALIFIED DEFINED BENEFIT RETIREMENT PLANS.

     a. GRP Participating Subsidiary. U.S. Ford Business Employees participate in the GRP as employees of Ford. Effective as of the Transfer Date, Visteon shall take such corporate action as is necessary to participate in the GRP as a "Participating Subsidiary" as defined in the GRP with respect to the Visteon Employees until the Benefit Transition Date. Ford hereby consents to such participation by Visteon. Visteon shall reimburse Ford for the cost of any early separation incentive programs applicable to U.S. Ford Business Employees prior to the Benefit Transition Date.

     b.   Visteon Mirror GRP.

           (i) Establishment of Plan. Effective on the Benefit Transition Date, or such later date as the Parties may mutually agree, Visteon shall establish its own defined benefit pension plan that with respect to Group III Employees contains provisions that duplicate the benefit provisions of the GRP as it pertains to service prior to the Benefit Transition Date and with respect to Group I and II Employees, contains substantially comparable benefit provisions with respect to service after the Benefit Transition Date ("Visteon Mirror GRP"). The Visteon Mirror GRP shall be responsible for providing retirement benefits for Group I and Group II Employees for service on or after the Benefit Transition Date and, subject to receipt of the asset transfer described below, for Group III Employees for service recognized under the GRP prior to the Benefit Transition Date and for service with Visteon after the Benefit Transition Date. The Visteon Mirror GRP shall recognize credited service of Visteon Employees under the GRP through the Benefit Transition Date for purposes of eligibility to participate and eligibility for benefits to the same extent as such credited service (or ERISA service) was counted under the GRP. Notwithstanding the above, for purposes of calculating the Part B Contributory Benefit, only a total of thirty five (35) years of combined Ford and Visteon service may be used.

           (ii) Asset Transfer Valuation. Ford shall cause to be transferred from the GRP assets in cash or cash equivalents, or marketable securities reasonably acceptable to Visteon, that shall equal the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to the Group III Employees as of the Benefit Transition Date ("GRP PBO Value") determined by an independent actuary appointed by Ford ("Ford Actuary") in accordance with the principles stated below:

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                  (A)  The present value of liabilities will be determined under
                       SFAS No. 87 as the projected benefit obligation, using the actuarial assumptions and methods that are published in the most recent actuarial valuation for accounting purposes for the GRP prepared by Buck Consultants.

                  (B) A discount rate as of the Benefit Transition Date determined by Ford using its normal methods for developing a SFAS No. 87 discount rate but based on market interest rates as of the Benefit Transition Date.

          In no event shall the GRP PBO Value as calculated on the basis described above result in an asset transfer less than the amount necessary to reflect the requirements of the provisions of Code
          Section 411(d) and 414(l) and the Treasury Regulations issued thereunder and the actuarial methods and assumptions established by the PBGC with respect to spin-offs of pension plans where liabilities, for purposes of Code Section 411(d) and 414(l), are calculated using a discount rate equal to the applicable rate or rates published by the PBGC and in effect for plans terminating on the Benefit Transition Date. The determination of the GRP PBO Value by the Ford Actuary shall be submitted to an independent actuary appointed by Visteon (the "Visteon Actuary") for verification but such verification shall relate only to the calculation of the GRP PBO Value on the basis set forth above. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary.

           (iii) Transfer to Qualified Plan. Within ninety (90) days of the Transfer Date (but in no event later than the Benefit Transition Date), Visteon shall provide Ford with the plan document for the Visteon Mirror GRP, together with either (A) an opinion letter of counsel reasonably acceptable to Ford that the Visteon Mirror GRP satisfies the requirements for qualification under Section 401(a) of the Code as of its effective date or will be amended to meet the qualification requirements in the event the IRS requires retroactive amendments to the Visteon Mirror Plan as part of the determination letter process and that the transfer of assets provided in (iv) below shall not affect the qualification of such plan, or (B) a favorable determination letter issued by the IRS that the Visteon Mirror GRP satisfies the requirements for qualification under Section 401(a) of the Code as of its effective date.

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               (iv) Asset Transfer. As soon as practicable after the latest of
                    (A) the date on which the GRP PBO Value is determined and verified pursuant to (ii) above, (B) the expiration of thirty days following the filing of Forms 5310 with the IRS and PBGC in respect of the GRP and the Visteon Mirror GRP or
                    (C) the receipt by Ford of the opinion or determination letters described in (iii) above and determination by Ford that the Visteon Mirror GRP satisfies the terms of this Agreement (the "Asset Transfer Date"), Ford shall cause the trustee of the GRP to transfer assets and respective liability therefor to the Visteon Mirror Pension Plan in such amount and in such form as provided in (ii) above, together with interest from the Benefit Transition Date to the first of the month immediately preceding the Asset Transfer Date, at the Ford Master Trust rate of return, and thereafter until the Asset Transfer Date, interest at the 90-day Treasury Bill rate on a bond equivalent yield in effect on the last business day of the month immediately preceding or coincident with the Asset Transfer Date as quoted in the Wall Street Journal.

               (v) No Further Liability. Upon receipt of the transferred assets from the GRP, neither Ford nor the GRP shall have any further liability to the Group III Employees for benefits for service under the GRP with respect to which liabilities and assets have been transferred. Ford and Visteon shall use their respective best efforts to make amendments to their respective plans and trusts as may be necessary or appropriate to effect the transfers contemplated by these provisions.

               (vi) Pension Security. The assets of the Visteon Mirror GRP that are transferred from the GRP trust as provided in section
                    (iv) above, and any earnings thereon, shall be held in a separate trust for a period equal to five years commencing as of the Benefit Transition Date. Such assets shall be available only for the purposes of providing pension benefits for plan participants and their beneficiaries for service under the Ford GRP through the Benefit Transition Date ("Visteon Past Service Trust"). In the event the assets in the Visteon Past Service Trust are insufficient to pay the liability for accrued benefits measured on a plan termination basis, determined as of each year end, using PBGC assumptions, including the PBGC discount rates, mortality tables and expected retirement ages unless Ford agrees to such other rates, tables and assumptions certified to by the Visteon Actuary as appropriate for measuring liabilities on a plan termination basis, while such

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                    Visteon Past Service Trust is maintained, Visteon shall
                    contribute sufficient cash within thirty days of the date the year-end calculation is complete to restore the assets in the Visteon Past Service Trust to be at least equal to such termination liability. Notwithstanding the above, Visteon need not contribute in any year an amount greater than the maximum tax deductible contribution allowed for such year, and provided further, that if the contribution required would exceed $10 million in any year, Visteon shall have the option to pay $10 million the first year, and shall pay the balance in succeeding years in annual installments of at least $5 million until the obligation is satisfied, together with interest on the obligation at the 90 day Treasury Bill rate as quoted in the Wall Street Journal for the relevant period (the "Financial Burden Formula"). Visteon shall not terminate the Visteon Mirror GRP and revert assets to Visteon for a period of five years after the Benefit Transition Date. Visteon shall not invest any assets of the Visteon Past Service Trust in an employer security as defined in Section 407(d)(1) of ERISA for a period of five years after the Benefit Transition Date.

          c.   Ford GRP Pension Liability.

               (i) Ford Retirees. The GRP shall retain liability for retirement benefits for all Ford Retirees, and shall retain all GRP assets with respect thereto. The benefits payable shall be based on the benefit provisions applicable under the GRP as of the date of retirement, and as may be subsequently amended. To the extent that such benefit is based on final average salary under the GRP, the GRP will take into account any base salary paid at Visteon while an employee as of the December 31 prior to the Benefit Transition Date. Ford shall amend the GRP to provide that Ford Retirees may be employed at Visteon after the Distribution Date and remain eligible to receive benefits under the GRP.

               (ii) Group I and Group II Employees For Pre-Benefit Transition
                    Date Service. The GRP shall retain liability for retirement benefits of Group I and Group II Employees, but only for service through the Benefit Transition Date. The GRP shall recognize credited service (or ERISA service) of U.S. Visteon Employees under the Visteon Mirror GRP for purposes of eligibility to participate and eligibility for benefits to the same extent as if such credited service (or ERISA service) was earned under the GRP, but not for purposes of benefit calculation. The retirement benefits paid to Group I and Group II Employees from the GRP shall be based on the benefits in effect as of the retirement date using the final average salary of the

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                    Group I or Group II Employee at retirement from Visteon,
                    giving effect to Visteon base salary increases after the Benefit Transition Date. Visteon shall reimburse Ford for the following additional costs: (A) the cost of benefit increases under the GRP that occur after the Benefit Transition Date and relate to service prior to the Benefit Transition Date; (B) for the effect on the PBO related to Group I and Group II Employees for any Visteon average merit salary increase which exceeds the average Ford merit increase by one-half percent in any given year, provided Visteon shall receive credit if the Visteon average merit salary increase is less than the average Ford merit increase by one-half percent in any given year; and (C) for the effect on the PBO related to Group I and Group II Employees as a result of Visteon's implementation of any early separation incentive programs, provided however that Visteon shall receive credit if the effect of such programs reduces the PBO. The method of computing the reimbursements shall be as described on Schedules X, Y and Z. The amount of reimbursement shall be determined by Ford's Actuary and shall be subject to verification by Visteon's Actuary. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the cost of such third actuary. The reimbursements shall be done annually within thirty days after the annual actuarial valuation of the GRP is completed by the Ford Actuary and verified by Visteon's Actuary. If the reimbursements for either Party exceeds in the aggregate $10 million per year (relating to costs under (A), (B) and (C ) above and under (A), (B) and (C) of Section 3.02c(ii) incurred in that year, but not including costs under (A), (B), and (C ) above or under (A), (B) and (C) of Section 3.02c(ii) incurred in prior years) the Party with the obligation shall have the option to pay the obligation according to the Financial Burden Formula. Group I and Group II Employees who retire under the GRP will be eligible for the same Ford postretirement benefits, such as health care and life insurance and certain other Ford sponsored programs on the same basis as other Ford employees retiring at the same time.

          d.  Prorated GRP Supplements.

               (i) Early Retirement Supplement. To the extent that any Early Retirement Supplement is payable under the GRP to a Group I or Group II Employee, the amount of the total monthly benefit used for determining the Early Retirement Supplement shall be determined as follows: The amount of the total monthly benefit that would otherwise be used for determining the Early Retirement

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                    Supplement under the GRP at the time the Group I or Group II
                    Employee retires shall be multiplied by a fraction, the numerator of which is the number of years of credited service, including fractions of a year, under the GRP not to exceed thirty years, and the denominator of which is thirty. To the extent that any Early Retirement Supplement is payable under the Visteon Mirror GRP to a Group I or Group
                    II Employee, the amount of the total monthly benefit that would otherwise be used for determining the Early Retirement Supplement under the Visteon Mirror GRP at the time the Group I or Group II Employee retires shall be multiplied by a fraction, the numerator of which is thirty less the number of years (not to exceed thirty) of credited service, including fractions of a year, under the GRP to the Benefit Transition Date and the denominator of which is thirty. In the event the Group I or Group II Employee has credited service under the GRP of thirty or more years as of the Benefit Transition Date, no Visteon Mirror Supplement shall be payable.

               (ii) Interim Supplement or Temporary Benefit. To the extent that any Interim Supplement or Temporary Benefit is payable under the GRP to a Group I or Group II Employee, the amount of the Interim Supplement or Temporary Benefit as applicable, shall be determined by multiplying the number of years of credited service (not to exceed 30), including fractions of a year, under the GRP as of the Benefit Transition Date by the monthly Interim Supplement Rate, or Temporary Benefit Rate, as applicable, in effect at the time of retirement. To the extent that any Interim or Temporary Benefit is payable under the Visteon Mirror GRP to a Group I or Group II Employee, the amount of the benefit shall be shall be determined by multiplying the number of years of credited service (except if the combined Ford and Visteon service exceeds thirty, then the Visteon benefit shall be determined by subtracting from thirty years the years of Ford credited service), including fractions of a year, under the Visteon Mirror GRP by the monthly Interim Supplement Rate, or Temporary Benefit Rate, as applicable, in effect at the time of retirement. In the event a Group I or Group II Employee has credited service under the GRP of thirty or more years as of the Benefit Transition Date, no Visteon Mirror Interim Supplement or Temporary Benefit shall be payable.

          e. Group II Employees Who Fail Grow-in. Except as otherwise provided by law, for those Group II Employees who do not continue to be employed by Visteon or a successor to Visteon until such time as their age and combined service with Ford through the Benefit Transition Date and with Visteon or its successor after the Benefit Transition Date would be sufficient to result in eligibility for retirement under the GRP, any benefit payable for years of service prior to the Benefit Transition Date shall be based on the benefit rate and final average salary, if applicable, in effect under the GRP on the date such employee breaks service under the Visteon Mirror GRP. In such event, such employee shall be treated as a "deferred vestee" under the GRP, if otherwise eligible based on combined service. Benefits for service at Visteon after the Benefit Transition Date shall be payable by Visteon.

          f. U.S. Master Trust. After the Transfer Date, the defined benefit plans of Ford Electronics and Refrigeration, LLC. ("FE&R") may continue to participate in the U.S. Ford Master Trust until the Benefit Transition Date. Visteon shall establish a U.S. Visteon Master Trust no later than the Benefit Transition Date and Ford shall cause the Trustee of the U.S. Ford Master Trust to transfer the assets in such U.S. Ford Master Trust allocable to FE&R's defined benefit plans to the trustee of the U.S. Visteon Master Trust. Assets shall be valued at the end of the month coincident with or following the Distribution Date ("Valuation Date") and cash or cash equivalents, or marketable securities acceptable to Visteon, shall be transferred within thirty (30) days thereafter, together with interest from the Valuation Date to the asset transfer date at the 90-day Treasury Bill rate on a bond equivalent yield in effect on the last business day of the month immediately preceding the asset transfer date as quoted in the Wall Street Journal. Assets attributable to such plans that are held outside the Ford Master Trust also shall be transferred to Visteon on or before the asset transfer date, in such form as such assets are presently held. Nothing herein contained shall be construed as to prohibit Ford from causing Visteon to transfer assets and liabilities from FE&R sponsored salaried defined benefit plans to Ford sponsored defined benefit plans prior to the Benefit Transition Date for the purpose of aligning appropriate liabilities with respect to the Business, provided such transfers comply with applicable law and result in each such FE&R salaried defined benefit plan having assets with a fair market value as of January 1, 2000 equal to the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to non-transferred participants in each such plan as of January 1, 2000. Visteon shall cooperate with Ford in effectuating such transfers in the period between the Transfer Date and the Benefit Transition Date.

3.02     U.S. NON-QUALIFIED RETIREMENT PLANS.

          a. Participating Subsidiary. Ford maintains the following U.S. non-qualified retirement plans in which certain U.S. Ford Business Employees who are eligible under the terms of the plans participate: The Benefit Equalization Plan ("BEP"), the Supplemental Executive Retirement Plan ("SERP") and the Executive Separation Allowance Plan ("ESAP") and the Select Retirement Plan ("SRP"). As of the Transfer Date, Visteon shall take such corporate action as is necessary to become a Participating Subsidiary under the SERP, ESAP and SRP and Ford hereby consents to such participation.

          b. Visteon Mirror NQPs. Effective on the Benefit Transition Date, Visteon shall establish for the benefit of the U.S. Visteon Employees who are otherwise eligible as of the Benefit Transition Date for a BEP, SERP or ESAP benefit, its own non-qualified retirement plans that with respect to eligible Group III Employees contain provisions that duplicate the benefit provisions of the BEP, SERP and ESAP as it pertains to service prior to the Benefit Transition Date and with respect to eligible Group I and Group II Employees, contains substantially comparable benefit provisions with respect to service after the Benefit Transition Date ("Visteon Mirror NQPs"). For eligible Group I and Group II Employees, Visteon shall be responsible for paying a benefit for service after the Benefit Transition Date under the Visteon Mirror NQPs. For eligible Group III Employees, the liability for any service prior to the Benefit Transition Date under the BEP, SERP and ESAP shall be transferred to the respective Visteon Mirror NQPs, and Visteon shall be responsible for paying a benefit based on combined service at Ford and Visteon. Visteon's Mirror NQPs shall recognize service at Ford for purposes of determining any minimum years of service to achieve eligibility for benefits under such plans.

          c.   Ford Liability.

               (i) Ford Retirees. Ford shall retain the liability for eligible Ford Retirees. The benefit payable under the BEP, SERP, ESAP and SRP shall be based on the benefit provisions applicable under such plans as of the date of retirement, and as may be subsequently amended. To the extent such benefit is based on final average salary or final salary, the applicable plan will take into account any base salary paid at Visteon prior to the Benefit Transition Date. Ford Retirees may be employed at Visteon after the Distribution Date and remain eligible to receive benefits under the BEP, SERP, ESAP and SRP.

               (ii) Group I and Group II Employees for Pre-Benefit Transition
                    Date Service. Ford shall retain the liability for benefits for Group I or Group II Employees who have attained the minimum Leadership Level required for such benefits as of the Benefit Transition Date, but only for service through the Benefit Transition Date. For example, a Group I or Group II Employee who attains Leadership Level 1 or 2 on or after the Benefit Transition Date shall have no benefit payable under the Ford ESAP. As soon as practical after the Benefit Transition Date, Visteon shall pay cash to Ford in an amount equal to the BEP, SERP and ESAP projected benefit obligation with respect to the eligible Group I or Group II Employees determined by the Ford Actuary and verified by the Visteon Actuary as of the Benefit Transition Date. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary. The benefits paid to an eligible Group I and Group II Employee from the BEP, SERP and ESAP shall be based on the accrued benefits and eligibility, at rates in effect as of the retirement date using the final average salary, or final salary as applicable, of the eligible Group I or Group II Employee at retirement, giving effect to Visteon salary increases after the Benefit Transition Date. Visteon shall reimburse Ford for the following additional costs: (A) the cost of benefit increases under the BEP, SERP and ESAP that occur after the Benefit Transition Date (including changes in the accrual rate) and which relate to service prior to the Benefit Transition Date, when such increases occur; (B) for the effect on the PBO for any Visteon average merit salary increase which exceeds the average Ford merit increase by one-half percent in any given year provided that Visteon shall receive credit if the Visteon average merit salary increase is less than the average Ford merit increase by one-half percent in any given year; and (C ) for the effect of the PBO as a result of Visteon's implementation of any early separation incentive programs, provided however that Visteon shall receive credit if the effect of such programs reduces the PBO. The method of computing the reimbursements shall be as described on Schedules X, Y and Z. The amount of reimbursement shall be determined by Ford's Actuary and shall be subject to verification by Visteon's Actuary. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary. Such reimbursements shall be done annually within thirty days after the annual actuarial valuation of the BEP, SERP and ESAP is completed by the Ford Actuary and verified by the Visteon Actuary. If the reimbursements for either Party exceeds in the aggregate $10 million per year (relating to costs under (A), (B) and (C ) above or under (A), (B) or (C) under Section 3.01c(ii) incurred in that year, but not including costs under (A),
                    (B) and (C ) above or under (A), (B) or (C) under Section 3.01c(ii) incurred in prior years), the Party with the obligation shall have the option to pay the obligation according to the Financial Burden Formula.

               (iii) Group III Employees. After the Benefit Transition Date, Ford shall have no liability for benefits payable to eligible Group III Employees with respect to service prior to the Benefit Transition Date.

3.03 RETIREE HEALTH CARE AND RETIREE LIFE INSURANCE.

     Visteon shall pay the cost of providing post-retirement health and life benefits for Group I and Group II Employees under the Ford Health and Group Life and Disability Insurance Plan (the "Plans") ("OPEB") beginning as of the Benefit Transition Date as provided below.

     a. Determination of Annual Cash OPEB Reimbursement. For the portion of 2000 that follows the Benefit Transition Date and for each calendar year thereafter until the OPEB liability for the Group I and Group II Employees is extinguished, the annual cash OPEB reimbursement to the Plans for any given year shall be an amount equal to the sum of (i) and (ii) where

          (i) is the estimated amount of OPEB claims paid during the period to the Group I and Group II Employees who retire after the Benefit Transition Date, together with their spouses or dependents, determined on the basis of average per contract claims costs for Ford salaried retirees; and

          (ii) is an allocable share of administration expenses based on ratio of OPEB Liability for Group I and II Employees to the total Ford salaried OPEB liability unless Ford and Visteon agree to another method.

          The Annual Cash OPEB Reimbursement shall be determined by the Ford Actuary; the Visteon Actuary will have the opportunity to verify the calculation.

     b. Pre-Funding of SFAS 106 Liability. Visteon will establish and maintain a Voluntary Employees' Beneficiary Association, other tax-advantaged funded vehicle, such as a 401(h) medical account under a qualified pension plan, or a similar bankruptcy remote trust (collectively "VEBA") whose purpose is to reimburse the Plans in respect of the claims and administration costs described in Section 3.03a(ii) above. Visteon agrees that it will make a series of cash payments to the VEBA with the intent that by December 31, 2020 the assets in the VEBA will equal Visteon's balance sheet liability at the same date for OPEB benefits in respect of Group I and Group II Employees The cash payment to the VEBA shall commence no later than January 1, 2011 and shall be payable in advance in twelve equal monthly installments. The amount of cash paid to the VEBA in each year commencing no later than January 1, 2011 shall be an amount equal to the sum of (i), (ii) and (iii) where

          (i) is the Visteon SFAS 106 expense for that year as computed by the Ford Actuary (and verified by the Visteon Actuary) and based on assumptions used by Ford for its salaried employees;

          (ii) is an allocable share of expenses as described in Section a (ii) above; and

          (iii)is the amount of Visteon's OPEB balance sheet liability in respect of Group I and Group II Employees at the beginning of each calendar year divided by the number of years remaining to December 31, 2020.

          Notwithstanding the above, Visteon may accelerate payments to the VEBA in its discretion. In the event tax law would not permit Visteon a current deduction for the level of funding described above, Visteon may make only such contributions to the VEBA that would be tax deductible, provided, however that the balance of the funding obligation which exceeds the permitted deduction is otherwise deposited into a separate trust. Visteon and Ford shall cooperate with each other to design, and Visteon agrees it will take necessary action to implement, an appropriate method approved by the Parties' respective auditors that would have the effect of eliminating Ford's FAS 106 OPEB balance sheet liability for Group I and Group II Employees beginning on the Benefit Transition Date. In the event that the tax benefits contemplated by the Parties as being available to Visteon with respect to prefunding of OPEB liabilities are not or cease to be available, Visteon and Ford agree to renegotiate the structure provided the new structure does not increase Ford's costs or jeopardize Ford's security. If Ford and Visteon cannot agree on a replacement structure, then Visteon will pay to Ford directly the payments it otherwise would have paid to the VEBA. Ford shall credit interest on such amount at the pretax rate of return on Ford's cash portfolio.

     c. Recordkeeping. In connection with administering Section 3.03 (a) above, Ford may decide to retain a third party service to determine the correct amount of Visteon reimbursements according to the methodology set forth in this Section 3.03. If Ford decides to retain a third party service, Ford shall consult with Visteon prior to appointing a third party service, but Ford shall retain the right to appoint a third party service in its sole discretion. Ford shall pay the expense of such third party service and Visteon shall reimburse Ford for such expense.

          d.   Continuation of Arrangements. The terms set forth in this Section
               3.03 shall be in force until the last survivors and dependents of Group I and Group II Employees in service as of the Benefit Transition Date who are eligible for GRP retirement or OPEB benefits are deceased, or upon earlier termination agreed jointly by Ford and Visteon, including any VEBA or other arrangements or methods agreed in Section 3.03(b) (unless the Parties' respective auditors advise that joint agreement to terminate would jeopardize the expected accounting treatment of such arrangements or methods).

          e. Ability to Substitute. The Parties may agree to substitute an alternative method of computing reimbursement under this Section
               3.03. The method substituted shall have as its objective to produce a fair estimate of the OPEB expense and other reimbursement charges set forth in this Section, and should preserve for each Party, to the extent possible, the economic benefits bargained under this Section.

          f. Actuarial Verification. If the Ford Actuary and the Visteon Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the cost of such third actuary.

3.04 U.S DEFINED CONTRIBUTION RETIREMENT PLANS.

          a. Participating Subsidiary. Ford sponsors the Ford Motor Company Savings and Stock Investment Plan ("Ford SSIP") for the benefit of the employees of Ford and its participating subsidiaries and certain U.S. Ford Business Employees elect to participate in the SSIP. Effective on the Transfer Date, Visteon shall take such corporate action as is necessary to participate in the SSIP as a "Participating Subsidiary" as defined in the SSIP with respect to the U.S. Visteon Employees who participate in the SSIP until the Benefit Transition Date. Ford hereby consents to such participation by Visteon. Ford shall amend the SSIP to vest all U.S. Ford Business Employees who participate in the SSIP in the Ford matching contributions contained in their SSIP accounts as of the Benefit Transition Date.

          b. Visteon SSIP. Effective on the Benefit Transition Date, Visteon shall establish its own defined contribution pension plan for the benefit of U.S. Visteon Employees that had participated in the SSIP that contains provisions substantially comparable to the SSIP, except that the number of investment elections may be reduced and the Ford Stock Fund election will be replaced with a Visteon Stock Fund election. The Visteon SSIP shall provide benefits related to contributions on or after the Benefit Transition Date. Within ninety days after the Benefit Transition Date, U.S.

          Visteon Employees who have accounts in the SSIP will be given a one time opportunity to transfer no less than the entire balance in such accounts to the Visteon SSIP. U.S. Visteon Employees who choose to continue to participate in the SSIP with respect to contributions made prior to the Benefit Transition Date shall be treated as terminated employees under the provisions of the SSIP. However, no distributions will be permitted until the U.S. Visteon Employee separates from Visteon employment or a successor employer. Plan loans will be permitted subject to the SSIP rules and U.S. Visteon Employees who have SSIP loans currently or who take new SSIP Loans after the Benefit Transition Date shall be issued coupon books for their loan repayments. Hardship withdrawals will not be permitted.

3.05 FLEXIBLE BENEFITS PLAN.

     Visteon shall establish a Flexible Benefits Plan for the benefit of U.S. Visteon Employees who participated in the Ford Flexible Benefits Plan ("Ford Flex Plan"), commencing on the Benefit Transition Date ("Visteon Flex Plan"). The Visteon Flex Plan shall include health care, life and accident insurance, health care spending account, dependent care spending account, purchased vacation, the legal plan, vision care and financial planning on terms identical to those provided under the Ford Flex Plan for plan year 2000, and benefits substantially comparable thereafter, and shall be designed to comply with the requirements of Code Section 125 with respect to those benefits that are eligible to be included in a Section 125 arrangement. For plan year 2000, Visteon shall make available to U.S. Visteon Employees who participated in the Ford Flex Plan at least the same amount of FCA dollars and Bonus Flex Dollars as was made available under the Ford Flex Plan. For plan years commencing 2001 through 2003, Visteon shall make available to U.S. Visteon Employees who participated in the Ford Flex Plan at least the same amount of FCA dollars as was available under the Ford Flex Plan and the amount of Bonus Flex Dollars shall be determined on the basis of the same formula as was applicable under the Ford Flex Plan, but shall be based on Visteon's before tax return on sales.

3.06 SALARIED INCOME SECURITY PLAN.

     As of the Transfer Date, Visteon shall become a participating subsidiary under the Ford Salaried Income Security Plan ("SISP"), and Ford hereby consents to such participation. Effective on the Benefit Transition Date, Visteon shall adopt its own severance plan with terms substantially comparable to those under the Ford SISP. Ford's limit on liability under the SISP shall be reduced prorata by the number of U.S. Global Visteon Employees. Effective as of the Transfer Date, Visteon shall assume the liability for any U.S. Visteon Business Employee who is receiving benefits under the Ford SISP. Ford shall retain the responsibility for paying such benefit payments and continuing any applicable insurance under the Ford SISP, and Visteon shall reimburse Ford annually for any such cost.

3.07 ANNUAL INCENTIVE COMPENSATION PLAN.

     Global Visteon Employees who are otherwise eligible to participate in the Ford Annual Incentive Compensation Plan ("FAICP") shall continue to be eligible to participate under the same terms applicable to Ford employees after the Distribution Date through December 31, 2000, with awards for 2000 payable in March, 2001, provided that the pro forma award amounts, adjusted for Ford performance, under the FAICP for such Global Visteon Employees shall equal 50% of the adjusted target amounts. Adjustments for individual performance may be made to the extent of 50% of the amount of the Extraordinary Contribution Fund that would normally be allocated to the Visteon Employees. Visteon shall reimburse Ford for any amounts paid to Global Visteon Employees for 2000 under the FAICP. Visteon shall establish an interim bonus program for the remainder of 2000 following the Distribution Date for these Global Visteon Employees. If the Distribution Date occurs prior to January 1, 2001, Visteon shall adopt a Visteon Annual Incentive Compensation Plan ("VAICP"), subject to stockholder approval effective January 1, 2001. The Global Visteon Employees who were otherwise eligible to participate under the FAICP shall be eligible to participate under the VAICP. If the Distribution Date occurs on or after January 1, 2001, the Parties shall agree to alternate arrangements.




3.08 STOCK OPTION AND PERFORMANCE STOCK RIGHTS PROGRAMS.

     a. Ford Stock Option and Performance Stock Rights Programs. Ford Business Employees who are eligible to participate in the Ford 1998 Long-Term Incentive Plan ("FLTIP") shall be eligible for grants of Ford stock options in March, 2000. In general, any options granted in March, 2000 or in prior years under the FLTIP and the Ford 1990 Long-Term Incentive Plan to Ford Business Employees who become Visteon Employees continue and shall accrue until five years after the Distribution Date (provided that the Ford Business Employee had remained an employee of Ford or its Subsidiaries for at least three months after the date the option was granted) unless the option expires earlier or such employee's employment with Visteon terminates (other than due to disability, death or retirement with Visteon approval). Outstanding Ford Options designated as "incentive stock options" held by Visteon Employees will retain their tax attributes only if exercised within three months after the Distribution Date. Subject to approval of the Ford Compensation and Option Committee, Ford Retirees who received option grants in March, 2000 while employed by Ford but who retired from Ford prior to the date six months after the option grant date, shall be treated in accordance with the immediately preceding sentence with respect to those grants. Ford Business Employees who are eligible to participate under the FLTIP shall be eligible for grants of Ford Performance Stock Rights ("FPSRs") in the first quarter of 2000. Any grants of FPSRs to an eligible Ford Business Employee shall continue to be earned out and shall be paid out under the FLTIP as if such employee were still employed at Ford unless such employee's employment at Visteon terminates.

     b. Visteon Stock Option and Performance Stock Rights Programs. Visteon shall adopt a Visteon Long-Term Incentive Plan ("VLTIP"), subject to stockholder approval and regulatory restrictions. The Visteon Employees who were otherwise eligible to participate under the FLTIP shall be eligible to participate under the VLTIP in those countries where it is practicable based on the number of employees and difficulty and cost to comply with regulatory requirements. Visteon shall make grants of Visteon stock options under the VLTIP to eligible Visteon Employees in March 2001, and shall make grants of Performance Stock Rights to eligible Visteon Employees in March, 2001.

3.09 U.S. PERFORMANCE BONUS PLAN.

     U.S. Global Visteon Employees who are otherwise eligible to participate in the U.S. Ford Performance Bonus Plan ("FPBP") shall continue to be eligible to participate under the same terms as applicable to Ford Employees after the Distribution Date through December 31, 2000, with awards for 2000 payable in March, 2001. Visteon shall reimburse Ford for any amounts paid to U.S. Global Visteon Employees for 2000 under the FPBP. If the Distribution Date occurs prior to January 1, 2001, Visteon shall adopt a Visteon Performance Bonus Plan ("VPBP") effective January 1, 2001. The U.S. Global Visteon Employees who were otherwise eligible to participate under the FPBP shall be eligible to participate under the VPBP. If the Distribution Date occurs on or after January 1, 2001 or later, the Parties shall agree to alternate arrangements.

3.10 U.S. DEFERRED COMPENSATION PLAN.

     Ford shall request the Ford Compensation and Option Committee to approve effective as of the Transfer Date the participation of U.S. Visteon Employees in the Ford Deferred Compensation Plan ("FDCP") and ability to make new deferral elections under the FDCP until the pay ending immediately prior to the Distribution Date. Visteon shall adopt a Visteon Deferred Compensation Plan ("VDCP") effective on the Distribution Date, and shall offer as an investment option a Visteon Stock Fund. Any deferral of compensation on or after the Distribution Date shall be made under the VDCP, even if the election to defer was made prior to the Distribution Date, and unless the participant changes his/her investment options for any such deferral, the VDCP shall honor any investment elections that were in effect under the FDCP for such class year and type of compensation to the extent the VDCP has the same investment choices. If a U.S. Visteon Employee had made deferrals under the FDCP prior to the

Distribution Date, the book entry account balance of such employee's deferred compensation account in the FDCP, valued as of 5:00 P.M. EST on the Distribution Date, shall be transferred to the VDCP as of the Distribution Date ("Transferred Accounts"). The Transferred Account balances may not be immediately available for further transfer to VDCP investment options until account balances have been properly verified by the plan administrators. Visteon shall cause the VDCP to offer a Ford Stock Fund investment option for those Transferred Accounts that had deferrals based on the FDCP Ford Stock Fund as of the Distribution Date, but the VDCP Ford Stock Fund shall be a "sell" only fund, and would not be available for any new deferrals or redesignations into such fund from other funds or for credits based on dividend earnings. Visteon shall assume the liability with respect to the Transferred Accounts and shall be responsible for making any subsequent distributions in the form specified by the participant while employed by Ford from the Transferred Accounts. If Visteon is unable to make distributions from the Transferred Accounts at the end of any applicable deferral period due to insolvency or otherwise, Ford shall make the appropriate distributions. Ford shall have no responsibility with respect to any other VDCP accounts.

3.11 NON-U.S. BENEFIT PLANS AND PROGRAMS.

     Unless provided otherwise in Schedule 3.11 attached hereto, Global Ford Business Employees who participate in benefit plans and programs sponsored by non-U.S. Subsidiaries or Affiliates of Ford, shall transition to the benefit plans and programs of the non-U.S subsidiaries of Visteon as of the Benefit Transition Date, except with respect to retirement liabilities as provided in the next sentence. Ford shall retain liabilities for non-U.S. Ford Retirees as of the Benefit Transition Date and Visteon shall assume liabilities for non-U.S. Visteon Employees with appropriate asset transfers from funded plans. To the extent there are any benefit plans or programs which are unfunded or underfunded, Visteon shall assume the liability for the benefit payments in respect of the non-U.S. Visteon Employees and Ford shall retain the liability for non-U.S. Ford Retirees.

3.12 NON-EMBEDDED PLANS.

     Notwithstanding anything herein to the contrary, to the extent that Ford has a Subsidiary or Affiliate that maintains pension, savings and or welfare benefit plans separate and apart from the Ford plans, and such Subsidiary or Affiliate becomes a subsidiary or affiliate of Visteon pursuant to the Master Transfer Agreement, the plans of such Subsidiary or Affiliate shall remain the responsibility of such Subsidiary or Affiliate, and no division or allocation of such plans will occur as a result of such transfer on the Transfer Date. After the Distribution Date, Ford shall have no responsibility attributable to a parent corporation with respect to such plans, except as otherwise may be required by law.

3.13 FUTURE BENEFIT CHANGES.

     Nothing contained herein shall be construed to prohibit Ford or its Subsidiaries or Affiliates from amending, terminating or otherwise modifying the terms of employee benefit plans or programs applicable to Global Visteon Employees, Ford Retirees or Visteon Retirees, except as may otherwise be provided by applicable law. Except as otherwise specifically provided herein or by applicable law, no Global Visteon Employee, Ford Retiree or Visteon Retiree shall have any vested right to any employee benefit plan or program sponsored by Ford or its Subsidiaries or Affiliates. Except as provided in Sec. 3.01(b)(vi), and as may be provided by applicable law, nothing in this Agreement shall prohibit Visteon or its subsidiaries or affiliates from amending, modifying or terminating benefit plans or programs applicable to Global Visteon Employees, Visteon Retirees or any other Visteon retirees or employees.



                                   ARTICLE IV

                                VEHICLE PROGRAMS


4.01 U.S. LEASE AND EVALUATION PROGRAMS.

     Except as specifically provided herein, participation of the U.S.
Global Visteon Employees in Ford's U.S. Lease and Evaluation Vehicle Program shall be terminated as of the Distribution Date. U.S. Global Visteon Employees who participate in such programs shall be given a reasonable period of time after the Benefit Transition Date not to exceed sixty (60) days or such other time as the Parties mutually agree, to either purchase the vehicles leased or assigned to them or to return them to Ford, or Ford's agents as provided below ("Vehicle Transition Period'). During the Vehicle Transition Period, Ford shall offer for sale to each lessee and assignee of such vehicles as are presently leased to such lessee or assignee under the terms of Ford's Used Vehicle Purchase ("B") Plans, or to continue a lease under the terms of the Ford Credit's Red Carpet Lease Plan, subject to credit evaluation and dealer acceptance. In the event a lessee or assignee of a lease or evaluation vehicle declines to purchase or continue to lease such vehicle within the Vehicle Transition Period, the lessee or assignee shall return such vehicle to its original servicing garage. Visteon shall collect, or shall cause its subsidiaries or affiliates to collect, the applicable lease fee from the Global U.S. Visteon Employees for such lease vehicles during the Vehicle Transition Period. Visteon shall reimburse Ford in cash on a monthly basis, within ten days of the last day of the month, an amount equal to (i) the aggregate amount on the monthly lease fees for lease vehicles owed by U.S. Global Visteon Employees and
(ii) the aggregate amount of the monthly evaluation vehicle fees, determined on the same basis as if the evaluation vehicles were lease vehicles, and paid by Visteon. U.S. Ford Retirees shall continue to be eligible to participate in Ford's U.S. Lease and Evaluation Vehicle Programs according to the terms of such programs. Group I and Group II Employees

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

shall be eligible to participate in Ford's U.S. Lease and Evaluation Vehicle Programs, if otherwise eligible under the terms of such Programs, on the same terms as a Ford Retiree upon their retirement from Visteon or its subsidiaries or affiliates.

4.02 NON-U.S. LEASE AND EVALUATION PROGRAMS.

     Participation of the Global Visteon Employees in Ford's Non-U.S. Lease and Evaluation Programs shall terminate as of the Distribution Date, or such other date as the Parties may agree. Ford shall cooperate with Visteon in providing appropriate transition services comparable to those described in Section 4.01 with respect to the U.S. Lease and Evaluation Programs.

4.03 VEHICLE PURCHASE PLANS.

     U.S. Global Visteon Employees shall be permitted to participate in Ford's Vehicle Purchase Plan consisting of the "A Plan" indefinitely. After the Distribution Date, U.S. Global Visteon Employees shall not be eligible to participate in Ford's "B Plan" (except as provided above in Section 4.01). After the Distribution Date, U.S. Global Visteon Employees shall not be eligible to nominate purchasers under the "X-Plan". Ford Retirees shall continue to be eligible to participate in such plans after the Distribution Date according to the terms of such plans.

4.04 U.S. SURVIVING SPOUSE CAR PROGRAMS.

     Visteon shall not be required to provide a benefit substantially comparable to the U.S. Surviving Spouse Car Program after the Benefit Transition Date. Ford shall have no responsibility to provide a benefit under the U.S. Surviving Spouse Car Program to a spouse of any U.S. Global Visteon Employee who dies after the Distribution Date.

                                    ARTICLE V

                            U.S. WORKERS COMPENSATION


     Visteon shall assume all liability for workers' compensation claims, damages, expenses, liabilities or administrative expenses of any kind whatsoever, related to U.S. Ford Business Employees regardless of when filed or reported effective as of the Transfer Date. Visteon shall indemnify and hold Ford harmless in respect of any such claims paid by Ford on Visteon's behalf under any insured or self insured program operated by Ford. Effective on the Distribution Date, and at such time as may be required thereafter, Visteon shall transfer to Ford any reserves established in connection with claims which applicable state workers' compensation laws require Ford to continue to pay on behalf of Visteon. Effective on the Distribution Date, Ford shall transfer to Visteon any reserves established in connection with claims for which Visteon assumes payment responsibility to the extent allowed by state law and to the extent

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

such reserves are not reflected on Visteon's balance sheet. Where transfer of claim liability is prohibited by state law, Ford will continue to pay such claims on Visteon's behalf and shall be reimbursed by Visteon as described herein. Effective on 12:01 a.m. on the Distribution Date, Visteon shall cease to be covered by any of the workers compensation liability insurance policies sponsored by Ford or any self insurance program of Ford applicable to the U.S. Ford Business Employees for injuries or occupational disablements occurring subsequent to the Distribution Date. Visteon shall assume responsibility for its allocable share of future retrospective premium adjustments for periods preceding the Distribution Date. Visteon shall take all steps necessary under applicable law to provide workers compensation coverage on or after the Distribution Date, either through self-insurance where permissible under state law or by the purchase of insurance. Visteon shall notify state and federal regulatory agencies of the above. Visteon shall cooperate with Ford in obtaining the return or release of all bonds, letters of credit, securities, indemnifications, cash or other assets given by Ford to any state or federal agency in connection with workers compensation self-insurance with respect to U.S. Ford Business Employees, and to the extent required by any state or federal agency, post its own bonds, letters of credit, indemnifications, securities, cash or other assets in substitution therefor.



                                   ARTICLE VI

                              EMPLOYEE LIABILITIES


     Effective as of the Transfer Date, and except as otherwise provided under the terms of this Agreement, Visteon will assume, and agrees to perform, the debts, liabilities, guarantees, contingencies and obligations of Ford, whether asserted or unasserted, fixed or contingent, accrued or unaccrued, known or unknown, and howsoever arising, relating to the Global Visteon Employees. Ford shall transfer any funded or unfunded reserves it may maintain with respect to such liabilities, unless such reserves are reflected on the Visteon Balance Sheet.



                                   ARTICLE VII

                                 INDEMNIFICATION


7.01 VISTEON INDEMNITY.

     Visteon shall indemnify Ford against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expense in connection with any action, suit or proceeding brought against Ford) incurred or suffered by Ford arising out of (i) breach of any agreement made by Visteon hereunder; (ii) any claim by a Global Visteon Employee (or such employee's dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of Visteon's employee benefit plans or programs or the employee benefit plans or programs of a Visteon subsidiary or affiliate, whenever made, including, without limitation, claims made to the PBGC, the DOL, or the IRS; or
(iii) employment claims of Global Visteon Employees whenever made based on conditions or actions arising prior to or after the Transfer Date, except as provided in Section 7.02 below (iii).

7.02 FORD INDEMNITY.

     Ford shall indemnify Visteon against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against Visteon) incurred or suffered by Visteon (i) arising out of breach of any agreement made by Ford hereunder; (ii) any claim made by a Global Visteon Employee (or such employee's dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of the benefit plans or programs sponsored by Ford (excluding any programs sponsored by Ford subsidiaries that have been transferred to Visteon), whenever made, including, without limitation, claims made to the PBGC, DOL or the IRS; or (iii) employment claims of Global Visteon Employees that arise prior to or after the Transfer Date where the liability, if any, is primarily the result of and arising from conduct of a Ford supervisor or manager not employed by the Business (as opposed to the actions or inaction of Visteon or its subsidiaries or affiliates).

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



7.03 PROCEDURE FOR INDEMNITY.

     The procedure for indemnification under this Section 7 shall be the same procedure as set forth in Section 7(C ) through (j) of the Master Transfer Agreement and shall be incorporated herein by reference.

7.04 ASSUMPTION OF LIABILITY.

     As of the Transfer Date, Visteon will assume liability and responsibility for all pending employment litigation by Global Ford Business Employees transferred to Visteon pursuant to the terms hereof that relate to the Business, provided, however that Visteon shall not assume any obligation or liability and Ford with respect to the following litigation: Michael Jones et al
v. Ford Motor Company filed on June 9, 1993 in U.S. District Court, District of Minnesota, regarding discrimination allegations. With respect to those cases assumed, Visteon will have sole responsibility for deciding how to defend the claims (e.g., whether to settle or litigate).



                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01 DISPUTE RESOLUTION.

     If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

     (a) Initial Meeting. The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a party hereto of any remedies to which such Party would otherwise be entitled.

     (b) Mediation. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such

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


          appointment within twenty (20) days from the conclusion of the negotiation period.

     (c) Arbitration. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration, by a sole arbitrator.

     (d) Procedure. Mediation or arbitration shall take place in the City of Dearborn, Michigan. Equitable remedies shall be available in any arbitration. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

8.02 ASSIGNMENT.

     This Agreement has been executed in consideration of the Parties involved and therefore may not be assigned or transferred to a third party without the prior written consent of the other Party. This Agreement will be binding on the agreed successors to or assignees of either Party. In no event will a Party be released from their indemnity obligations without the prior written consent of the other Party.

8.03 ENTIRE AGREEMENT, AMENDMENT, WAIVER.

     This Agreement embodies the entire agreement of the Parties and supersedes any other agreements or understandings between them, whether oral or written, relating to this subject matter. In the event of a conflict between this Agreement and any other agreement between or among any of the Parties with respect to the subject matter hereof, this Agreement shall control. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in a writing signed by each of the Parties. The failure of either Party to enforce, or the delay by either of them in enforcing, any of its respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and either Party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

8.04 NOTICES.

     Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile transmission or other

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

telecommunications mechanism, (c) sent by a nationally recognized overnight courier service (delivery charges prepaid) or (d) sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

         If to Ford:
                           Ford Motor Company
                           Henry Ford II World Center
                           The American Road
                           Dearborn, Michigan 48121-1899
                                 Attention: Secretary
                                 Fax: (313) 248-7036

         If to Visteon:

                           Visteon Corporation
                           5500 Auto Club Drive
                           Dearborn, Michigan  48126
                                 Attention:  General Counsel
                                 Fax: (313) 390-2718

     All notices personally delivered shall be deemed received on the date of delivery. Any notice sent via facsimile transmission shall be deemed received on date shown on the confirmation advice. Any notice by registered or certified mail shall be deemed to have been given on the date of receipt or refusal thereof. The date of any notice by overnight courier service shall be the date the airbill is signed by the recipient. Any Party may change its address for the receipt of notices by giving Notice thereof to the other.

8.05 PARTIAL INVALIDITY.

     Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision will not affect the validity or enforceability of the remaining provisions hereof.

8.06 TITLE AND HEADINGS.

     Titles and headings of Sections and Subsections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

8.07 NEGOTIATED TERMS.

     The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

8.08 COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

8.09 GOVERNING LAWS.

     This Agreement is governed by the internal laws of the State of Michigan.

8.10 THIRD PARTY BENEFICIARIES.

     This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

8.11 RELATIONSHIP.

     Nothing contained in this Agreement will be construed to make any of the Parties partners, principals, agents or employees of the other, except as explicitly provided. None of the Parties will have any right, power or authority, express or implied, to bind any of the other Parties. For purposes of this Agreement, Affiliate means any individual, partnership, corporation, limited liability company, trust, or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or, under common control with a Party.

8.12 GOOD FAITH AND FAIR DEALING.

     In entering into this Agreement, the Parties each acknowledge and agree that all aspects of the relationship among the Parties contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing.

8.13 CONSENTS, APPROVALS AND REQUESTS.

     Except as specifically set forth in this Agreement, all consents and approvals to be given by any of the Parties or any of its respective Affiliates under this Agreement will not be unreasonably withheld or delayed.

8.14 FURTHER ASSURANCES.

     The Parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

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



8.15. SALE OF VISTEON BUSINESS.

     If Visteon sells all or part of the assets comprising the Business after the Distribution Date, and transfers Global Visteon Employees to a successor employer in connection with the sale of such Business assets, Visteon shall attempt to negotiate in good faith with the successor employer provisions with respect to benefit comparability and pension security no less favorable than those set forth in Section 2.04 and Section 3.01 b.(vi).

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


FORD MOTOR COMPANY                  VISTEON CORPORATION


By:/s/ Malcolm Macdonald                By: /s/ Daniel R. Coulson
   ---------------------------------      ---------------------------------

Title: Vice President and Treasurer     Title: Executive Vice President and
      ------------------------------           ----------------------------
                                               Chief Financial Officer
                                               ----------------------------

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